Exhibit 10.10


                   CONSULTING AND MARKETING SERVICES AGREEMENT


This Agreement is made effective as of December 20, 1999, by and between, Healthlink International, Inc., a Nevada corporation, of 929 Eastwind Drive, Suite 223, Westerville, Ohio 43081, and Jesse A. Stoff, M.D. (H.), of Insight Consulting Services, P. 0. Box 86594, Tucson, Arizona 85754-6594.

In this Agreement, the party who is contracting to receive services shall be referred to as "Healthlink", and the party who will be providing the services shall be referred to as "Stoff".

Stoff is a physician who has a background in Conventional Medicine including Clinical Immunology, Alternative Medicine including Homeopathy, Dietary Supplement Formulation and Application, Homeopathic Medicine Formulation and Application and other related areas.

Healthlink intends to distribute and sell in the United States the products described in Exhibit A attached (the "Products") and desires to engage the services of Stoff in connection with its distribution and sales.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Stoff will provide the following services from and after December 20, 1999 with respect to Products currently marketed by
Healthlink:

     A)   Consulting from time to time with respect to formulation of products.

     B) Qualifying, describing and explaining the features, benefits, applications and uses of the products, extracts or other active ingredients thereof.

     C) Generally describing his pertinent clinical observations as appropriate.

     D)   Endorsing, sharing, and popularizing the products.

2. ADDITIONAL PRODUCTS. In the event Healthlink contracts with Quantum Research, Inc. for the right to distribute and sell additional products containing extracts intended to improve immune system performance, the Parties shall execute an Addendum to this Agreement to modify the definition of Products to include such additional products and the services of Stoff to be provided hereunder shall be deemed to include such additional products.

3. PERFORMANCE OF SERVICES. Stoff will provide five (5) personal engagements per year as specified by Healthlink, with adequate notice to avoid scheduling conflicts. Each such engagement may involve one or more appearances per day by Stoff endorsing and promoting the products at meetings or conferences of Healthlink or its affiliate companies sales associates. Stoff will make himself available to engage in up to 10 telephone conference calls annually as a participant from a location of his choosing, such participation not to exceed




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90 minutes per conference. Stoff will also participate in the development of audio and video tapes and related printed literature describing and promoting the products.

4. PAYMENT. During the term of this Agreement and for so long thereafter as Healthlink or its successors shall continue to distribute and sell the Products (or additional products), Healthlink will pay to Stoff for the Services a fee of $0.50 per unit of product purchased by Healthlink from Quantum Research, Inc. ("Product Fee"). This fee shall be payable monthly, no later than the 10th day of the month following the purchase by Healthlink and delivery from Quantum Research, Inc. In addition, Healthlink will pay to Stoff a fee of $.25 per audio or video tape produced and sold pursuant to paragraph 1 above ("Tape Fee"). Such pa~ments shall be made with appropriate information reporting on or before the 10 day of the month following sale by Healthlink. Should Healthlink elect to give such tapes away without charge for any reason, the same payment requirements will apply. The payments set forth in this paragraph 4 constitute the complete compensation and entire consideration to be paid to Stoff for any services provided hereunder.

5. EXPENSE REIMBURSEMENT. Stoff shall be entitled to reimbursement for expenses associated with respect to providing any services required herein: Healthlink shall reimburse Stoff the maximum rates specified in 41 Code of Federal Regulations Chapter 301 for reimbursement of per diem expenses incurred during travel with the continental United States plus the actual cost of travel to and from the destination. In the absence of per diem guidelines, actual cost shall be reimbursed upon presentation of appropriate documentation. Dr. Stoff shall furnish Healthlink with such records and other documentary evidence as is customarily sufficient to satisfy the requirements for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable laws and/or regulations. All air travel shall be "First Class".

6. SUPPORT SERVICES. Healthlink will provide audiovisual equipment necessary to support lectures and presentations.

7. NEW PROJECT APPROVAL. Stoff and Healthlink recognize that StofFs Services may include working on various projects for Healthlink. Stoff shall obtain the approval of Healthlink prior to the commencement of a new project.

8. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days written notice to the other party, except that if Stoff has performed all the services required by the agreement and Healthlink still wishes to terminate the agreement, the Tape Fee provided in paragraph 4 above shall continue to be paid to him under the same terms and conditions as outlined herein as long as audio, video or printed marketing materials produced with Stoff's participation hereunder are utilized by Healthlink. The termination of this Agreement shall not affect Healthlink's obligation to pay the Product Fee provided in paragraph 4 above.

9. RELATIONSHIP OF PARTIES. It is understood by the parties that Stoff is an independent contractor with respect to Healthlink, and not an employee of Healthlink.


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Healthlink will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Stoff.

10. DISCLOSURE. Stoff is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions that conflict or may conflict with the best interests of Healthlink. Prompt disclosure is required under this paragraph if the activity or interest conflicts with or otherwise relates directly or indirectly, to:

     - a product or product line of Healthlink
     - any activity that Stoff may be involved with on behalf of Healthlink

     Stoff herein discloses and Healthlink acknowledges that he supports and promotes the product Biomune OSF Plus marketed byMatol Botanical International, Ltd. of Montreal, Canada.


11. iNJURIES. Stoff acknowledges his obligation to obtain appropriate insurance coverage. Staff waives any rights to recovery from Healthlink for any injuries that Stoff may sustain while performing services under this Agreement and that are a result of the negligence of Stoff.

12. ASSIGNMENT. The obligations of Stoff and Healthlink under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Healthlink or Stoff, as the situation may dictate.

13. CONFIDENTIAlITY. Healthlink recognizes that from time to time Stoff has and will have access to the following types of information:

       - prices
       - costs
       - future plans
       - business affairs
       - process information
       - trade secrets
       - technical information
       - customer lists
       - copyrights
       - any information associated with the operation of Healthlink and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Healthlink International and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Stoff agrees that Staff will not at any time or in any manner, either directly or indirectly, use any Information for StofFs own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Healthlink. Stoff will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

14. UNAUTHORIZED DISCLOSURE OF iNFORMATION. If it appears that Stoff has disclosed (or has threatened to disclose) Information in violation of this Agreement, Healthlink shall be entitled to an injunction to restrain Stoff from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be



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disclosed. Healthlink shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

15. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall survive and remain in full force and effect following the termination of this Agreement.

16. RETURN OF RECORDS. Upon termination of this Agreement, Stoff shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in StofFs possession or under Staffs control and that are Healthlink's property or relate to Healthlink's business.

17. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

     IF for Healthlink:

            Healthlink International, Inc.
            Richard Waak
            Senior Legal Counsel
            929 Eastwind Drive, Suite 223
            Westerville, Ohio 43081

     IF for Staff:

            Jesse A. Stoff, M.D.
            Insight Consulting Services
            P. 0. Box 86594
            Tucson, Arizona 85754-6594

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

19. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

20. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or inenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or inenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.


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21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona.

Party receiving services:

     Healthlink International, Inc.


By:  /s/  Nicholas G. Venetis
     ---------------------------------
       Nicholas G. Venetis
       Its President and CEO


       Jesse A. Stoff, M.D.


By:
    ----------------------------------
       Jesse A. Stofl M.D.

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Exhibit A -- The Products


     Eden River Immune Daily

     Eden River Immune 911

     Eden River Pure Relief


     Eden River Immune Antioxidant